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                                                                    EXHIBIT 23.3

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated January 22, 2001 accompanying the consolidated financial statements of IndyMac Bancorp, Inc. and we have issued our report dated March 10, 2000, accompanying the consolidated financial statements of IndyMac, Inc. appearing in the 2000 Annual Report of IndyMac Bancorp, Inc. to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2000 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



/s/ GRANT THORNTON LLP
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Grant Thornton LLP

Los Angeles, California
August 27, 2001